Free Writing Prospectus pursuant to Rule 433 dated June 31, 2024

Registration Statement No. 333-269296

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Index-Linked Notes due
OVERVIEW

The notes (CUSIP: 40058EHA7) do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the lesser performing of the S&P 500® Index and the Nasdaq-100 Index® as measured from the trade date to and including the determination date.

If the underlier return (the percentage change in the final level of the underlier on the determination date from the initial level of the underlier on the trade date) of each underlier is positive or zero, the return on your notes will be the lesser performing index return. The initial level for each underlier will be set on the trade date and will be an intra-day level or the closing level of such underlier on the trade date.

If the underlier return of any underlier is negative and the final level of each underlier is equal to or greater than 76% of its initial level, the return on your notes will be the absolute value of the lesser performing underlier return (e.g., if the lesser performing underlier return is -10%, the return on your notes will be +10%).

If the underlier return of any underlier is negative and the final level of any underlier is less than 76% of its initial level, the return on your notes will be the lesser performing underlier return. In such case, the return on your notes will be negative.

For example, if the lesser performing underlier return is -24%, you will receive a positive return of 24% on your notes; however, if the lesser performing underlier return is -25%, you will lose 25% of the value of your notes (a very significant negative change in the return on your notes based on a small negative change in the lesser performing underlier return). You could receive significantly less than the face amount of your notes at maturity.

You should read the accompanying preliminary pricing supplement dated July 31, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058EHA7 / US40058EHA73
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”) and the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”)
Trade date:	expected to be August 16, 2024
Settlement date:	expected to be August 21, 2024
Determination date:	expected to be August 17, 2026
Stated maturity date:	expected to be August 20, 2026
Initial underlier level:	with respect to an underlier, set on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Lesser performing underlier return:	the underlier return of the lesser performing underlier
Lesser performing underlier:	the underlier with the lowest underlier return
Absolute lesser performing underlier return:	the absolute value of the lesser performing underlier return, expressed as a percentage (e.g., a -10% lesser performing underlier return will equal a 10% absolute lesser performing underlier return)
Payment amount at maturity (for each $1,000 face amount of your notes)
●
if the underlier return of each underlier is greater than or equal to 0% (the final underlier level of each underlier is greater than or equal to its initial underlier level), the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the lesser performing underlier return;
●
if the underlier return of any underlier is less than 0%, but the underlier return of each underlier is greater than or equal to -24% (the final level of any underlier is less than its initial underlier level but the final level of each underlier is greater than or equal to 76% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute lesser performing underlier return; or
●
if the underlier return of any underlier is less than -24% (the final underlier level of any underlier is less than 76% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return.

Estimated value range:	$925 and $965 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

Hypothetical Payment Amount at Maturity

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
185.000%	185.000%
160.000%	160.000%
125.000%	125.000%
110.000%	110.000%
100.000%	100.000%
90.000%	110.000%
80.000%	120.000%
76.000%	124.000%
69.999%	69.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 40, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 31, 2024
●
General terms supplement no. 8,999 dated February 13, 2023
●
Underlier supplement no. 40 dated June 24, 2024
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, underlier supplement no. 40, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 40, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier
▪
The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other Than the Determination Date
▪
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪
Your Notes Do Not Bear Interest
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Additional Risks Related to the Nasdaq-100 Index®

▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index® and on Your Notes
▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

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Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier

or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 40:

Risks Relating to Securities Linked to Underliers

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc.

Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between each underlier sponsor and the issuer, see “The Underliers – S&P 500® Index” and “The Underliers – Nasdaq-100 Index®” on pages S-119 and S-62 of the accompanying underlier supplement no. 40, respectively.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.